                                         EXHIBIT 99


The Bank of New York Company, Inc.       NEWS
------------------------------------------------------------------------------

                                         One Wall Street, New York, NY 10286
                                         -----------------------------------

                                         Contact:
                                         PUBLIC AND INVESTOR RELATIONS
















IMMEDIATELY
-----------

Media:                                                 Investors:
-----                                                  ----------
Robert T. Grieves, SVP                                John M. Roy, MD
(212) 635-1590                                        (212) 635-8005
Cary J. Giacalone, VP                                 Gregg A. Scheuing, VP
(212) 635-1590                                        (212) 635-1578


 THE BANK OF NEW YORK COMPANY, INC. REPORTS FOURTH QUARTER E.P.S. OF 14 CENTS
                  SECURITIES SERVICING REVENUES UP 7% IN 2002
                    RESULTS IN LINE WITH PREVIOUS GUIDANCE


NEW YORK, N.Y., January 22, 2003 -- The Bank of New York Company, Inc. (NYSE:
BK) reports fourth quarter net income of $100 million, or 14 cents per fully diluted share. For the year, net income was $902 million, or $1.24 per fully diluted share. As previously announced, net income for the fourth quarter of 2002 includes a $390 million pre-tax loan loss provision and a related
$240 million charge-off, primarily for aircraft leasing exposure to United Airlines, as well as the potential for losses on leases to other domestic carriers. The impact of this additional provisioning reduced net income by 32 cents per share.
     All of the Company's major revenue categories were up slightly from the third quarter in spite of the continued soft global capital markets environment. Fourth quarter securities servicing fees increased to $484 million from $480 million last quarter, and represented the fifth consecutive sequential quarter increase. Private client services and asset management fees also increased, to $88 million, compared with $85 million in the third quarter. Although still at relatively weak levels, revenues from foreign exchange and other trading activities also showed a modest increase, to $51 million from $49 million in the third quarter.
     Earlier this month, the Company announced the signing of a definitive purchase agreement with Credit Suisse First Boston to acquire its Pershing unit for a $2 billion cash purchase price, subject to certain adjustments. Pershing is the largest global provider of correspondent clearing services and outsourcing solutions for asset managers, brokers, and other financial intermediaries. This acquisition, which is expected to close by the end of the second quarter, solidifies the Company's position as a leading securities servicing outsourcer to financial institutions.
     Chairman and Chief Executive Officer Thomas A. Renyi stated, "The fourth quarter results are in line with our prior guidance and reflect a persistently weak market environment. Nonetheless, each of our major business areas showed growth, with securities servicing revenues increasing for the fifth consecutive quarter.
     "Our commitment to reinvest in our core businesses is evidenced by the acquisition of Pershing, which offers a great strategic fit and an excellent opportunity to further leverage our global franchise. Pershing will provide new clients, augment our product line and solidify our position of market leadership.
     "With respect to the additional provisioning we took in the fourth quarter, this action addressed our exposure to the U.S. airline industry and significantly increased our loan reserves, which created flexibility for our credit risk reduction efforts."
     Fees from the Company's securities servicing businesses increased to $484 million for the fourth quarter from $480 million last quarter. Excluding the benefit of an acquisition that closed in the quarter, revenues were essentially flat. Corporate trust, securities lending and clearing services performed well in the quarter. Corporate trust benefited from traditional seasonal strength in the fourth quarter and a rebound in structured finance products in the U.S. as well as global issuance. Securities lending benefited from higher volumes and was positively impacted by the reduction in interest rates by the Federal Reserve in early November. Clearing services benefited from the full quarter impact of new clients. Areas in which results were not as strong included ADRs, reflecting the continued absence of capital raising activity and decreased trading volumes, global custody and mutual funds, due primarily to reduced transaction volumes.
     As of December 31, 2002, the Company had assets under custody of $6.8 trillion, compared with $6.6 trillion at September 30, 2002. The increase primarily resulted from higher equity price levels and a favorable trend in the Euro exchange rate, as well as new business wins that closed in the fourth quarter. Cross border custody assets increased to $1.9 trillion from $1.8 trillion at September 30, 2002.
     Private client services and asset management fees increased to $88 million for the fourth quarter, compared with $85 million last quarter. The increase reflects the impact of the Lockwood acquisition, as well as continued strong flows into alternative investment funds offered by the Company's Ivy Asset Management subsidiary. Total assets under management were up to $76 billion from $71 billion at September 30, 2002.
     Foreign exchange and other trading revenues increased to $51 million in the fourth quarter of 2002, from $49 million last quarter. Foreign exchange activity continues to be constrained by reduced client flows from fund managers, low volatility and narrow spreads. Other trading revenues benefited from increased client-related interest rate hedging activity as a result of the cut in interest rates during the quarter.
     Net interest income on a taxable equivalent basis for the fourth quarter was $423 million, compared with $429 million last quarter, reflecting continued spread compression on deposits, an increase in average non-accrual loans and continued reductions in the Company's corporate loan portfolio. In 2002, the Company achieved its $7 billion target for reductions in corporate credit exposures and continued to reallocate capital towards its fee-based businesses.
     Return on average common equity for the fourth quarter of 2002 was 5.99%, compared with 4.73% in the third quarter of 2002, and 20.42% in the fourth quarter of 2001. Return on average assets for the fourth quarter of 2002 was 0.49%, compared with 0.40% in the third quarter of 2002, and 1.53% in the fourth quarter of 2001. For the year 2002, return on average common equity was 13.96%, compared with 21.58% in 2001. Return on average assets was 1.13% for the year 2002, compared with 1.64% in 2001.
     The Company's estimated Tier 1 capital and Total capital ratios were 7.60% and 11.98% at December 31, 2002, compared with 7.70% and 11.73% at September 30, 2002, and 8.11% and 11.57% at December 31, 2001. The leverage ratio was 6.48% at December 31, 2002, compared with 6.77% at September 30, 2002, and 6.70% one year ago. The Company's tangible common equity as a percentage of total assets was 5.51% at December 31, 2002, compared with 5.38% at September 30, 2002, and 5.36% at December 31, 2001.

NONINTEREST INCOME

                                  4th       3rd       4th
                                Quarter   Quarter   Quarter     Year-to-date
                                -------   -------   -------  -----------------
(In millions)                     2002      2002      2001     2002      2001
                                 -----      ----      ----     ----      ----
Servicing Fees
  Securities                      $484      $480    $  446   $1,896    $1,775
  Global Payment Services           75        73        71      292       287
                                  ----      ----    ------   ------    ------
                                   559       553       517    2,188     2,062
Private Client Services
 and Asset Management Fees          88        85        78      344       314
Service Charges and Fees            93        91        89      361       356
Foreign Exchange and
 Other Trading Activities           51        49        78      234       338
Securities Gains                    13      (188)       40     (118)      154
Other                               29        46       208      134       347
                                  ----      ----    ------   ------    ------
Total Noninterest Income*         $833      $636    $1,010   $3,143    $3,571
                                  ====      ====    ======   ======    ======

* See Accounting Changes on page 11.

     Total noninterest income for the fourth quarter of 2002 was $833 million, or 67% of total revenues. Comparisons with prior periods include the impact of equity valuation adjustments in the third quarter of 2002 and, in 2001, the World Trade Center disaster ("WTC disaster").
     Securities servicing fees for the fourth quarter were up 1% from the prior quarter, and 9% from the fourth quarter of 2001. For the full year, total securities servicing fees increased by 7% from the previous year, reflecting acquisitions and the benefit of well-diversified businesses.
     Global payment services fees increased by 3% from the prior quarter, 6% from the fourth quarter of 2001, and 2% for the full year. The increased revenues reflect higher funds transfer volumes and increased multi-currency activity from existing clients, as well as the addition of new clients. This offset continued weakness in global trade services.
     Private client services and asset management fees for the fourth quarter were up 4% from the prior quarter, and 13% from the fourth quarter of 2001. For the year 2002, private client services and asset management fees were up 9% from the previous year, reflecting several acquisitions and core growth in alternative investments and retail investment products. Ivy Asset Management's assets under management increased 30% on a year-over-year basis.
     Service charges and fees were up 2% from the prior quarter, and 4% from one year ago. The sequential quarter increase reflects increased fees to offset the adverse impact of lower rates on compensating balances.
     Foreign exchange and other trading revenues were up slightly compared with the prior quarter, and down 35% from one year ago. For the full year, foreign exchange and other trading revenues decreased 31% due to a significant decrease in volatility in the currency markets and reduced client activity in the second half of 2002. Other trading was negatively impacted by a sharp fall off in client interest rate hedging activities compared to the previous year.
     Securities gains were $13 million in the quarter, compared with a $188 million loss in the prior quarter, and a $40 million gain one year ago. The loss in the third quarter included a $210 million equity writedown that accelerated the substantial liquidation of the Company's bank stock portfolio. At December 31, 2002, the Company had a total of $91 million in bank stock investments, excluding its investment in Wing Hang Bank.
     Other income was $29 million, compared with $46 million in the third quarter, and $208 million one year ago. Other income in the third quarter included a grant from the Empire State Development Corporation ("ESDC").
Other income in the fourth quarter of 2001 included $175 million of insurance recoveries associated with the WTC disaster.

NET INTEREST INCOME

                                   4th        3rd        4th
                                 Quarter    Quarter    Quarter       Year-to-date
                                --------    -------    -------    ------------------
(Dollars in millions on
 a tax equivalent basis)          2002       2002        2001       2002       2001
                                  ----       ----        ----       ----       ----
Net Interest Income*              $423       $429        $452     $1,714     $1,741
Net Interest Rate
 Spread*                          2.25%      2.32%       2.19%      2.29%      1.89%
Net Yield on Interest
 Earning Assets*                  2.54       2.66        2.55       2.62       2.57

* See Accounting Changes on page 11.


     Net interest income on a taxable equivalent basis was $423 million in the fourth quarter of 2002, compared with $429 million in the third quarter of 2002, and $452 million in the fourth quarter of 2001. The net interest rate spread was 2.25% in the fourth quarter of 2002, compared with 2.32% in the third quarter of 2002, and 2.19% in the fourth quarter of 2001. The net yield on interest earning assets was 2.54% in the fourth quarter of 2002, compared with 2.66% in the third quarter of 2002, and 2.55% in the fourth quarter of 2001.
     The decrease in net interest income from the third quarter of 2002 is primarily due to continued spread compression on both retail and securities servicing deposits, an increase in average non-accrual loans and a continued decline in average corporate loans.
     For the full year, net interest income on a taxable equivalent basis amounted to $1,714 million, compared with $1,741 million in 2001. The full year net interest rate spread was 2.29%, compared with 1.89% in 2001, while the net yield on interest earning assets was 2.62% in 2002 and 2.57% in 2001. Comparisons with 2001 include the impact of the WTC disaster.

NONINTEREST EXPENSE AND INCOME TAXES

     Noninterest expense for the fourth quarter of 2002 was $700 million, compared with $706 million in the prior quarter. Fourth quarter expenses included an $18 million reduction in salaries and benefits that reflects tight expense control and lower incentive compensation. Net occupancy expense decreased by $20 million, reflecting a $22 million loss estimate in the third quarter for a lease termination associated with the Company's move to a new facility in Brooklyn, N.Y. Excluding that cost, net occupancy expenses increased by $2 million. Other noninterest expenses increased by $27 million, primarily due to the Lockwood acquisition, seasonal year-end factors, and continued technology and business continuity investments.
     For the full year, noninterest expense decreased by 2% to $2,751 million from $2,819 million last year, reflecting higher expenses in 2001 due to the impact of the WTC disaster and goodwill amortization, partially offset by growth in 2002 expenses related to acquisitions and business continuity spending.
     As a result of new accounting standards related to goodwill and intangibles, effective January 1, 2002, amortization in the fourth quarter and the full year 2002 declined to $3 million and $8 million, compared with $29 million and $112 million in 2001.
     The efficiency ratios for the fourth quarter and full year 2002 were 56.3% and 55.3% compared to 56.1% in the previous quarter and 54.8% in 2001.
     The effective tax rates for the fourth quarter and the year 2002 were 35.9% and 34.3%, compared with 33.7% and 34.7% in the fourth quarter and year 2001. The effective tax rate for the third quarter of 2002 was 35.9%.
The effective tax rate was higher in the third and fourth quarters of 2002 due to the charges taken in these periods. The tax rate in 2001 was impacted by the WTC disaster.

NONPERFORMING ASSETS

                                                                   Change
                                                                12/31/02 vs.
(Dollars in millions)                12/31/02       9/30/02        9/30/02
                                     --------      --------       --------
Loans:
     Commercial                         $321          $427         $(106)
     Foreign                              84            89            (5)
     Other                                34            34             -
                                        ----          ----         -----
  Total Nonperforming Loans              439           550          (111)
Other Real Estate                          1             1             -
                                        ----          ----         -----
  Total Nonperforming Assets            $440          $551         $(111)
                                        ====          ====         =====

Nonperforming Assets Ratio               1.4%          1.6%
Allowance/Nonperforming Loans          189.1         123.7
Allowance/Nonperforming Assets         188.7         123.5


     Nonperforming assets totaled $440 million at December 31, 2002, down 20% from $551 million at September 30, 2002. The decrease in commercial nonperforming loans primarily reflects the Company's partial sale of exposure to a cable operator that is categorized as nonperforming.

CREDIT LOSS PROVISION AND NET CHARGE-OFFS


                                  4th        3rd         4th
                                Quarter    Quarter     Quarter   Year-to-date
                                -------    -------     -------   ------------
(In millions)                     2002       2002       2001     2002    2001
                                  ----       ----       ----     ----    ----
Provision                         $390       $225       $275     $685    $375
                                  ====       ====       ====     ====    ====
Net Charge-offs:
  Commercial                     $(210)     $(150)     $(253)   $(388)  $(342)
  Foreign                          (18)        (5)       (12)     (21)    (12)
  Other                             (7)         -         (5)     (41)     (7)
  Consumer                          (5)        (5)        (5)     (20)    (14)
                                 ------     ------     ------   ------  ------
     Total                       $(240)     $(160)     $(275)   $(470)  $(375)
                                 ======     ======     ======   ======  ======

Other Real Estate Expenses        $  -       $  -       $  -     $  -    $  2


     The Company increased its quarterly loan loss provision above a base provision of $40 million to a total of $390 million. Included in the total provision was $225 million related to the Company's airline leasing portfolio. Of this, $125 million was charged-off, which represented substantially all of its United Airlines aircraft leasing exposure of $130 million. The remaining $100 million provision, combined with previous reserves, gives the Company substantial reserves to cover its remaining leasing exposure of approximately

$290 million to major U.S. carriers, the industry segment which faces the most severe operating challenges.
     Of the remaining provision, $75 million was charged-off to recognize losses on three specific credits. These include: a nonperforming retailer that experienced further impairment during the quarter; an insurance company that became nonperforming during the quarter; and a partial sale of exposure to the cable operator.
     The allowance for credit losses was $831 million, or 2.65% of loans at December 31, 2002, compared with $681 million, or 1.99% of loans at September 30, 2002, and $616 million, or 1.72% of loans at December 31, 2001. The ratio of the allowance to nonperforming assets was 188.7% at December 31, 2002, compared with 123.5% at September 30, 2002, and 277.6% at December 31, 2001.
     At December 31, 2002, exposures related to the remaining 6 borrowers in the Company's accelerated loan disposition programs totaled $36 million with related outstandings of $35 million.

WORLD TRADE CENTER DISASTER UPDATE

     During the fourth quarter and year 2002, the Company incurred $60 million and $173 million in expenses associated with interim space, business interruption, and the restoration of facilities.
     The Company has also estimated and recorded losses associated with subletting of its interim operating facilities of $75 million and $296 million in the fourth quarter and year 2002. The sublease loss expense in the fourth quarter of 2002 reflects a significant decline in the Manhattan real estate market late in 2002. At December 31, 2002, the Company has reserved for approximately 51% of the future costs associated with the subleases. The Company expects the remainder of the costs to be covered by income from subletting these properties.
     The expenses incurred in 2002 have been netted against offsetting insurance recoveries. Since the WTC disaster, the Company has recorded insurance recoveries of $644 million and received cash advances on its claim of $400 million. Future cash advances will largely relate to the sublease loss and business interruption costs.

ADDITIONAL INFORMATION

     Thomas A. Renyi, chairman and chief executive officer, and Bruce W. Van Saun, senior executive vice president and chief financial officer, will review the quarterly results in a live conference call and audio webcast today at 9:00 am ET. The presentation will be accessible from the Company's website at www.bankofny.com/4q2002 and also by telephone at (888)790-0319 within the United States or (610)769-3531 internationally. The replay will be available through the Company's website and also by telephone at (800)876-9209 within the United States or (402)220-5333 internationally through 5:00 p.m. ET on Wednesday, January 29, 2003. The call may include forward looking statements. See "Forward Looking Statements" below.
     The Bank of New York Company, Inc. (NYSE: BK) is a financial holding company with total assets of over $77 billion as of December 31, 2002. The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its basic businesses, namely, Securities Servicing and Global Payment Services, Corporate Banking, BNY Asset Management and Private Client Services, Retail Banking, and Global Market Services. Additional information on the Company is available at www.bankofny.com.
                          ***************************

FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward looking statements including, among other things, projections with respect to revenue and earnings and the Company's plans and objectives and as such are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. These include lower than expected performance or higher than expected costs in connection with acquisitions and integration of acquired businesses, the level of capital market activity, changes in customer credit quality, the effects of capital reallocation, portfolio performance, ultimate differences from management projections or market forecasts, the actions that management could take in response to these changes and other factors described under the heading "Forward Looking Statements" in the Company's 2001 Form 10-K and Third Quarter 2002 Form 10-Q which have been filed with the SEC and are available at the SEC's website (www.sec.gov).

Forward looking statements speak only as of the date they are made. The Company will not update forward looking statements to reflect factual assumptions, circumstances or events which have changed after a forward looking statement was made.

ACCOUNTING CHANGES

In the fourth quarter of 2001, the Company reclassified Company-Obligated Mandatory Redeemable Preferred Trust Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures to Long-Term Debt. Prior periods have been restated.

In the second quarter of 2002, the Company adopted a new accounting pronouncement related to the recognition of reimbursable client-related expenses as revenue and the costs as operating expense. Prior periods have been restated.

(Financial highlights and detailed financial statements are attached.)

                        THE BANK OF NEW YORK COMPANY, INC.
                                Financial Highlights
                   (Dollars in millions, except per share amounts)
                                    (Unaudited)

                                                   2002       2001      Change
                                                   ----       ----      ------
For the Three Months Ended December 31:
----------------------------------------
  Net Income                                    $   100    $   331     (69.7)%
    Per Common Share:
      Basic                                     $  0.14    $  0.45     (68.9)
      Diluted                                      0.14       0.45     (68.9)
      Cash Dividends Paid                          0.19       0.18       5.6

  Return on Average Common Shareholders'
      Equity                                       5.99%     20.42%
  Return on Average Assets                         0.49       1.53


For the Twelve Months Ended December 31:
---------------------------------------
  Net Income                                    $   902    $ 1,343     (32.8)%
    Per Common Share:
      Basic                                     $  1.25    $  1.84     (32.1)
      Diluted                                      1.24       1.81     (31.5)
      Cash Dividends Paid                          0.76       0.72       5.6

  Return on Average Common Shareholders'
      Equity                                      13.96%     21.58%
  Return on Average Assets                         1.13       1.64


As of December 31:
-------------------
  Assets                                        $77,170    $81,025      (4.8)%
  Loans                                          31,339     35,747     (12.3)
  Securities                                     18,300     12,862      42.3
  Deposits - Domestic                            33,094     28,780      15.0
           - Foreign                             22,285     26,931     (17.3)
  Long-Term Debt                                  5,440      4,976       9.3
  Common Shareholders' Equity                     6,684      6,317       5.8

  Common Shareholders' Equity Per Share            9.21       8.66       6.4
  Market Value Per Share of Common Stock          23.96      40.80     (41.3)

  Allowance for Credit Losses as a Percent
    of Loans                                       2.65%      1.72%
  Tier 1 Capital Ratio                             7.60       8.11
  Total Capital Ratio                             11.98      11.57
  Leverage Ratio                                   6.48       6.70
  Tangible Common Equity Ratio                     5.51       5.36


                      THE BANK OF NEW YORK COMPANY, INC.
                      Consolidated Statements of Income
                   (In millions, except per share amounts)
                                 (Unaudited)

                                                                For the three      For the twelve
                                                                months ended       months ended
                                                                December 31,       December 31,

                                                              2002       2001     2002       2001
                                                              ----       ----     ----       ----
Interest Income
---------------
Loans                                                        $ 347      $ 445   $1,470     $2,271
Securities
  Taxable                                                      166        143      639        463
  Exempt from Federal Income Taxes                              14         18       61         74
                                                             -----      -----    -----      -----
                                                               180        161      700        537
Deposits in Banks                                               26         53      133        252
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                       14         16       51        159
Trading Assets                                                  61         66      259        401
                                                             -----      -----    -----      -----
    Total Interest Income                                      628        741    2,613      3,620
                                                             -----      -----    -----      -----
Interest Expense
----------------
Deposits                                                       160        206      644      1,392
Federal Funds Purchased and Securities Sold
  Under Repurchase Agreements                                    5         21       29        103
Other Borrowed Funds                                             6         17       73        167
Long-Term Debt                                                  44         59      202        277
                                                             -----      -----    -----      -----
    Total Interest Expense                                     215        303      948      1,939
                                                             -----      -----    -----      -----
Net Interest Income                                            413        438    1,665      1,681
-------------------
Provision for Credit Losses                                    390        275      685        375
                                                             -----      -----    -----      -----
Net Interest Income After Provision
  for Credit Losses                                             23        163      980      1,306
                                                             -----      -----    -----      -----
Noninterest Income
------------------
Servicing Fees
 Securities                                                    484        446    1,896      1,775
 Global Payment Services                                        75         71      292        287
                                                             -----      -----    -----      -----
                                                               559        517    2,188      2,062
Private Client Services and
  Asset Management Fees                                         88         78      344        314
Service Charges and Fees                                        93         89      361        356
Foreign Exchange and Other Trading Activities                   51         78      234        338
Securities Gains                                                13         40     (118)       154
Other                                                           29        208      134        347
                                                             -----      -----    -----      -----
    Total Noninterest Income                                   833      1,010    3,143      3,571
                                                             -----      -----    -----      -----
Noninterest Expense
-------------------
Salaries and Employee Benefits                                 379        386    1,581      1,593
Net Occupancy                                                   56         48      230        233
Furniture and Equipment                                         37         30      138        178
Other                                                          228        209      802        815
                                                             -----      -----    -----      -----
    Total Noninterest Expense                                  700        673    2,751      2,819
                                                             -----      -----    -----      -----
Income Before Income Taxes                                     156        500    1,372      2,058
Income Taxes                                                    56        169      470        715
                                                             -----      -----   ------     ------
Net Income                                                   $ 100      $ 331   $  902     $1,343
----------                                                   =====      =====   ======     ======

Per Common Share Data:
----------------------
   Basic Earnings                                            $0.14      $0.45    $1.25      $1.84
   Diluted Earnings                                           0.14       0.45     1.24       1.81
   Cash Dividends Paid                                        0.19       0.18     0.76       0.72
Diluted Shares Outstanding                                     726        738      728        741

-------------------------------------------------------------------------------------------------

                      THE BANK OF NEW YORK COMPANY, INC.
                         Consolidated Balance Sheets
               (Dollars in millions, except per share amounts)
                                  (Unaudited)

                                                          December 31,        December 31,
                                                              2002                2001
                                                              ----                ----
Assets
------
Cash and Due from Banks                                    $ 4,748             $ 3,222
Interest-Bearing Deposits in Banks                           5,104               6,619
Securities
  Held-to-Maturity                                             955               1,211
  Available-for-Sale                                        17,345              11,651
                                                           -------             -------
    Total Securities                                        18,300              12,862
Trading Assets at Fair Value                                 7,368               8,270
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                    1,385               4,795
Loans (less allowance for credit losses of $831 in 2002
  and $616 in 2001)                                         30,508              35,131
Premises and Equipment                                         992                 992
Due from Customers on Acceptances                              351                 313
Accrued Interest Receivable                                    209                 236
Goodwill                                                     2,497               2,065
Intangible Assets                                               78                  19
Other Assets                                                 5,630               6,501
                                                           -------             -------
     Total Assets                                          $77,170             $81,025
                                                           =======             =======
Liabilities and Shareholders' Equity
------------------------------------
Deposits
 Noninterest-Bearing (principally domestic offices)        $13,300             $12,635
 Interest-Bearing
   Domestic Offices                                         19,997              16,553
   Foreign Offices                                          22,082              26,523
                                                           -------             -------
     Total Deposits                                         55,379              55,711
Federal Funds Purchased and Securities
  Sold Under Repurchase Agreements                             636               1,756
Trading Liabilities                                          2,860               2,264
Other Borrowed Funds                                           625               2,363
Acceptances Outstanding                                        349                 358
Accrued Taxes and Other Expenses                             4,011               3,766
Accrued Interest Payable                                       101                  92
Other Liabilities                                            1,085               3,422
Long-Term Debt                                               5,440               4,976
                                                           -------             -------
     Total Liabilities                                      70,486              74,708
                                                           -------             -------

Shareholders' Equity
 Class A Preferred Stock - par value $2.00 per share,
  authorized 5,000,000 shares, outstanding 3,000 shares
  in 2002 and 3,500 shares in 2001                               -                   -
 Common Stock-par value $7.50 per share,
  authorized 2,400,000,000 shares, issued
  993,697,297 shares in 2002 and
  990,773,101 shares in 2001                                 7,453               7,431
 Additional Capital                                            847                 741
 Retained Earnings                                           4,736               4,383
 Accumulated Other Comprehensive Income                        134                  80
                                                           -------             -------
                                                            13,170              12,635
 Less: Treasury Stock (267,240,854 shares in 2002
        and 260,449,527 shares in 2001), at cost             6,483               6,312
       Loan to ESOP (485,533 shares in 2002 and
        823,810 shares in 2001), at cost                         3                   6
                                                           -------             -------
     Total Shareholders' Equity                              6,684               6,317
                                                           -------             -------
     Total Liabilities and Shareholders' Equity            $77,170             $81,025
                                                           =======             =======

----------------------------------------------------------------------------------------
Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date.

                      THE BANK OF NEW YORK COMPANY, INC.
           Average Balances and Rates on a Taxable Equivalent Basis
                                (Preliminary)
                             (Dollars in millions)



                                            For the three months              For the three months
                                          ended December 31, 2002           ended December 31, 2001
                                      -------------------------------     ------------------------------
                                       Average                Average     Average                Average
                                       Balance    Interest     Rate       Balance    Interest     Rate
                                      --------    --------    -------     -------    --------    -------
ASSETS
------------
Interest-Bearing Deposits
 in Banks (primarily foreign)          $ 4,266       $  26       2.44%    $ 6,596       $  53      3.16%
Federal Funds Sold and Securities
 Purchased Under Resale Agreements       4,021          14       1.37       3,528          16      1.84
Loans
 Domestic Offices                       19,860         236       4.70      23,109         267      4.59
 Foreign Offices                        13,480         112       3.29      17,024         178      4.14
                                       -------       -----                -------       -----
   Total Loans                          33,340         348       4.13      40,133         445      4.40
                                       -------       -----                -------       -----
Securities
 U.S. Government Obligations               433           4       4.05         817          12      5.76
 U.S. Government Agency Obligations      3,726          43       4.57       3,227          46      5.76
 Obligations of States and
  Political Subdivisions                   430           7       6.56         612          10      6.85
 Other Securities                       12,670         135       4.27       8,302         107      5.06
 Trading Securities                      6,983          61       3.46       7,179          66      3.69
                                       -------       -----                -------       -----
   Total Securities                     24,242         250       4.12      20,137         241      4.77
                                       -------       -----                -------       -----
Total Interest-Earning Assets           65,869         638       3.84%     70,394         755      4.26%
                                                     -----                              -----
Allowance for Credit Losses               (677)                              (610)
Cash and Due from Banks                  2,731                              3,249
Other Assets                            12,592                             13,172
                                       -------                            -------
   TOTAL ASSETS                        $80,515                            $86,205
                                       =======                            =======

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Interest-Bearing Deposits
 Money Market Rate Accounts            $ 7,440       $  21       1.10%    $ 7,179       $  29      1.58%
 Savings                                 8,241          20       0.99       7,745          30      1.56
 Certificates of Deposit
  $100,000 & Over                        4,445          22       1.98         596           5      3.53
 Other Time Deposits                     1,390           7       2.04       1,828          15      3.17
 Foreign Offices                        23,995          90       1.49      28,824         127      1.75
                                       -------       -----                -------       -----
  Total Interest-Bearing Deposits       45,511         160       1.40      46,172         206      1.77
Federal Funds Purchased and Securities
 Sold Under Repurchase Agreements        1,633           5       1.24       4,229          21      2.01
Other Borrowed Funds                     1,133           6       2.18       2,763          17      2.41
Long-Term Debt                           5,402          44       3.19       4,853          59      4.81
                                       -------       -----                -------       -----
  Total Interest-Bearing Liabilities    53,679         215       1.59%     58,017         303      2.07%
                                                     -----                              -----
Noninterest-Bearing Deposits            11,501                             11,263
Other Liabilities                        8,689                             10,483
Shareholders' Equity                     6,646                              6,442
                                       -------                            -------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                 $80,515                            $86,205
                                       =======                            =======
Net Interest Earnings and
 Interest Rate Spread                                $ 423       2.25%                  $ 452      2.19%
                                                     =====       ====                   =====      ====
Net Yield on Interest-Earning Assets                             2.54%                             2.55%
                                                                 ====                              ====

                      THE BANK OF NEW YORK COMPANY, INC.
           Average Balances and Rates on a Taxable Equivalent Basis
                                (Preliminary)
                             (Dollars in millions)



                                           For the twelve months              For the twelve months
                                          ended December 31, 2002            ended December 31, 2001
                                       ------------------------------     ------------------------------
                                       Average                Average     Average                Average
                                       Balance    Interest     Rate       Balance    Interest     Rate
                                       -------    --------    -------     -------    --------    -------
ASSETS
------------
Interest-Bearing Deposits
 in Banks (primarily foreign)          $ 4,809       $ 133       2.76%    $ 6,105      $  252      4.13%
Federal Funds Sold and Securities
 Purchased Under Resale Agreements       3,225          51       1.60       4,260         159      3.72
Loans
 Domestic Offices                       19,419         966       4.98      20,902       1,257      6.01
 Foreign Offices                        14,886         505       3.38      17,868       1,016      5.68
                                       -------      ------                -------       -----
   Total Loans                          34,305       1,471       4.29      38,770       2,273      5.86
                                       -------      ------                -------       -----
Securities
 U.S. Government Obligations               605          31       5.08       1,014          57      5.61
 U.S. Government Agency Obligations      3,407         177       5.20       2,925         181      6.19
 Obligations of States and
  Political Subdivisions                   520          34       6.57         654          49      7.48
 Other Securities                       10,849         505       4.66       5,529         308      5.58
 Trading Securities                      7,655         260       3.39       8,437         401      4.76
                                       -------      ------                -------       -----
   Total Securities                     23,036       1,007       4.37      18,559         996      5.37
                                       -------      ------                -------       -----
Total Interest-Earning Assets           65,375       2,662       4.07%     67,694       3,680      5.44%
                                                    ------                              -----
Allowance for Credit Losses               (631)                              (612)
Cash and Due from Banks                  2,675                              3,289
Other Assets                            12,236                             11,329
                                       -------                            -------
   TOTAL ASSETS                        $79,655                            $81,700
                                       =======                            =======

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Interest-Bearing Deposits
 Money Market Rate Accounts            $ 6,857       $  87       1.27%    $ 6,750       $ 199      2.95%
 Savings                                 8,154          90       1.11       7,632         156      2.05
 Certificates of Deposit
  $100,000 & Over                        2,393          52       2.17         446          21      4.79
 Other Time Deposits                     1,508          34       2.25       1,884          79      4.18
 Foreign Offices                        24,210         381       1.57      27,922         937      3.35
                                       -------      ------                -------       -----
  Total Interest-Bearing Deposits       43,122         644       1.49      44,634       1,392      3.12
Federal Funds Purchased and Securities
 Sold Under Repurchase Agreements        2,018          29       1.43       3,183         103      3.24
Other Borrowed Funds                     2,877          73       2.53       2,204         167      7.60
Long-Term Debt                           5,338         202       3.79       4,609         277      6.00
                                       -------      ------                -------       -----
  Total Interest-Bearing Liabilities    53,355         948       1.78%     54,630       1,939      3.55%
                                                    ------                              -----
Noninterest-Bearing Deposits            10,673                             11,644
Other Liabilities                        9,162                              9,201
Shareholders' Equity                     6,465                              6,225
                                       -------                            -------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                 $79,655                            $81,700
                                       =======                            =======
Net Interest Earnings and
 Interest Rate Spread                               $1,714       2.29%                 $1,741      1.89%
                                                    ======       ====                  ======      ====
Net Yield on Interest-Earning Assets                             2.62%                             2.57%
                                                                 ====                              ====